Exhibit (a)(1)(A)(1)
Consumer Portfolio Services, Inc.
19500 Jamboree Road
Irvine, California 92612

November 27, 2009

To: [Employee Name]

Subject: Offer to Exchange Certain Outstanding Stock Options for New Stock Options

This letter is with reference to our one-time offer to you, as a holder of eligible outstanding stock options with exercise prices of at least $2.50 (“Eligible Options”), to exchange your Eligible Options (“Exchange Offer”) for new options with a reduced exercise price and a modified vesting schedule (“New Options”).

We are revising the document entitled “Offer to Exchange Certain Outstanding Stock Options For New Stock Options” (the “Exchange Offer Document”) that we previously furnished to you : (i) to reflect a change in the expiration time of the Exchange Offer to 9:00 pm Pacific time (midnight Eastern time) on December 10, 2009; and (ii) to add summary financial information of our Company, including financial information as of the end of our most recent quarterly period.

Accompanying this letter is important information about the Exchange Offer, as revised, including:

•	The revised Exchange Offer Document, describing in detail the terms and conditions of the Exchange Offer, including the new expiration time of 9:00 pm Pacific time on December 10, 2009;

•	A revised personalized election form, including the new expiration 9:00 pm Pacific time on December 10, 2009, and listing your Eligible Options; and

•	A revised personalized withdrawal notice, including the new expiration 9:00 pm Pacific time on December 10, 2009, and listing your Eligible Options.

Except for the new expiration date, the attached election form and withdrawal forms are identical to the forms we previously sent you.  Therefore, you may use either the old forms or the new forms to tender your Eligible Options or withdraw previously tendered Eligible Options, as applicable. However, if you opt to use the old forms, please be aware of the new expiration 9:00 pm Pacific time on December 10, 2009.

We are making the Exchange Offer on the terms and subject to the conditions described in the accompanying revised Exchange Offer Document and new election form and new withdrawal form.  If you choose to accept the Exchange Offer, the exercise price  per share of your Eligible Options will be reduced to the greater of $1.50, or the closing sale price of our common stock as reported on The Nasdaq Global Market on the date the Exchange Offer expires, and your options

[Employee Name]
November 27, 2009

will be subject to a modified vesting schedule, as described in the revised Exchange Offer Document.

How to participate:

Whether or not to accept the Exchange Offer is entirely voluntary on your part.  If you prefer not to participate, you do not need to take any action.  You will simply keep your outstanding Eligible Options with their current terms.  If you decide to participate, please read the Exchange Offer Document carefully for details on how to properly complete and tender an election form (and, if necessary, a withdrawal form), including, but not limited to, the discussion under “Proper Tender of Eligible Options,” and “Determination of Validity; Rejection of Eligible Options; Waiver of Defects; No Obligation to Give Notice of Defects.”

Deadline:

IF YOU CHOOSE TO ACCEPT THE EXCHANGE OFFER, YOUR PROPERLY COMPLETED AND SIGNED ELECTION FORM MUST BE RECEIVED BY US BY 9:00 P.M. PACIFIC TIME ON THURSDAY, DECEMBER 10, 2009, UNLESS THIS DEADLINE IS EXTENDED.  If the deadline is extended, we will notify you of the extension and the new deadline.  The expiration deadline will be strictly enforced, and no election or withdrawal form will be accepted unless it is properly completed, signed and received by us before the deadline.

You should read the enclosed information, and are encouraged to consult your own outside tax, financial, and legal advisors as you deem appropriate before you make any decision whether to participate in the Exchange Offer.  Participation involves risks that are discussed in the “Risk Factors” section of the Exchange Offer Document, as revised.  No one from our company is, or will be, authorized to provide you with advice, recommendations or additional information in this regard.

You should direct questions about the Exchange Offer or requests for assistance (including requests for additional copies any documents relating to the Exchange Offer) in writing addressed to: Attention: Corporate Secretary, Consumer Portfolio Services, Inc., 19500 Jamboree Road, Irvine, California 92612, or via email to optionoffer@consumerportfolio.com.

Regards,

Charles E. Bradley, Jr.
President and Chief Executive Officer